Exhibit 99.1

PRESS RELEASE
Contacts: Investor Heather Rowe 720-540-5225	Media Monique Greer 415-946-1075

ALLOS THERAPEUTICS REPORTS 2008 RESULTS

— Conference Call Scheduled for Today at 4:15 p.m. ET —

WESTMINSTER, Colo., March 3, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported results for its fiscal year ended December 31, 2008 and outlined its key objectives for 2009.  For the year ended December 31, 2008, the Company reported a net loss of $51.7 million, or $0.69 per share, compared to a net loss of $39.4 million, or $0.60 per share, for 2007.  Net cash used in operating activities during 2008 was $42.9 million.  Cash, cash equivalents and investments in marketable securities as of December 31, 2008 totaled $84.0 million.

“During 2008, we made significant advancements in our pralatrexate product development and commercialization plan,” said Paul L. Berns, President and Chief Executive Officer.  “We recently reported final results from the PROPEL trial, which demonstrated that pralatrexate produced durable responses in heavily pre-treated patients.  Based on the results of the trial, we intend to submit an NDA for pralatrexate for the treatment of patients with relapsed or refractory PTCL in the first half of 2009.  We are also evaluating pralatrexate in other hematologic malignancies and solid tumor indications, including a Phase 2b study comparing pralatrexate and erlotinib in patients with advanced non-small cell lung cancer. We are pleased with patient enrollment in this study and now expect to complete patient accrual in the third quarter of this year.”

2008 and Recent Corporate Highlights

Pralatrexate (PDX)

•                  Reported final results from PROPEL trial

•                  Announced results from the Company’s pivotal Phase 2 PROPEL trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) in February 2009.  The results of the trial demonstrated that 29 of 109 evaluable patients, or 27%, achieved a response as assessed by central independent oncology review, which is the primary endpoint of the trial.  The Kaplan-Meier estimate for the median duration of response was 287 days, or 9.4 months.  Duration of response is the key secondary endpoint of the trial.  The most common grade 3/4 adverse events were thrombocytopenia, which was observed in 32% of patients; mucosal inflammation in 21% of patients; neutropenia in 20% of patients; and anemia in 17% of patients. Patients in the PROPEL trial were heavily pre-treated, having received a median of three prior systemic treatment regimens.  Based on these results, the Company intends to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for pralatrexate for the treatment of patients with relapsed or refractory PTCL in the first half of 2009.  Pralatrexate has orphan drug designation and fast track designation in the

                        U.S. for the treatment of patients with T-cell lymphoma and orphan medicinal product designation in Europe for the treatment of PTCL. There are currently no FDA-approved agents for patients with PTCL, either in the first-line or relapsed or refractory setting.

•                  Reported interim results from additional pralatrexate studies in hematologic malignancies at the 50th Annual Meeting of the American Society of Hematology (ASH)

•                  Announced presentation of interim data from the Company’s ongoing Phase 1 trial of pralatrexate in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL).  Data were presented on 22 evaluable patients who completed at least one cycle of treatment at doses ranging from 10-30 mg/m2 as part of a weekly schedule for two or three weeks followed by one week of rest.  Patients received a median of four prior systemic therapies.  Responses were observed in 12 of 22 evaluable patients (55%), including one complete response and 11 partial responses.  The most common adverse event was mucosal inflammation, with Grade 1/2 mucosal inflammation observed in 11 of 24 patients and Grade 3 mucosal inflammation observed in 4 of 24 patients.  There was no Grade 4 mucosal inflammation and no thrombocytopenia above Grade 1.  Up to 56 evaluable patients will be enrolled in the study with the objective of determining the optimal dose and schedule for pralatrexate in this patient population.

•                  Announced presentation of interim data from the Company’s ongoing Phase 1/2a open-label, multi-center study of pralatrexate in combination with gemcitabine in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) or Hodgkin’s lymphoma.  Data were presented on 22 patients evaluable for response.  Patients have been enrolled in eight cohorts with different doses and schedules.  Partial responses were observed in 6 of 22 evaluable patients, including five patients on a sequential dosing schedule and one patient on a same-day dosing schedule.  Patients received a median of three prior systemic regimens.  The most common adverse event was thrombocytopenia, with Grade 3 observed in four patients and Grade 4 observed in seven patients.  The maximum tolerated dose for the sequential dosing schedule was established as 10 mg/m2 of pralatrexate followed by 400 mg/m2 of gemcitabine, once every two weeks.  Enrollment in the trial is ongoing to determine the maximum tolerated dose for the same-day dosing schedule.

•                  Advanced pralatrexate clinical development program in solid tumor indications

•                  Initiated patient enrollment in a Phase 2b randomized, international, multi-center study comparing pralatrexate and erlotinib in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen.  Based on the current rate of enrollment, the Company expects to complete patient enrollment in this study in the third quarter of 2009.

•                  Initiated patient enrollment in a Phase 2, open-label, international, single-arm, multi-center study of pralatrexate in patients with advanced or metastatic relapsed transitional cell carcinoma (TCC) of the urinary bladder.

•                  The FDA granted orphan drug designation to pralatrexate for the treatment of patients with follicular lymphoma and diffuse large B-cell lymphoma

Corporate

•                  Strengthened the Company’s balance sheet

•                  Closed an underwritten public offering of 12,420,000 shares of newly issued common stock in May 2008, resulting in aggregate net proceeds to the Company of approximately $65.2 million, after deducting underwriting commissions and offering expenses.

Financial Highlights and 2009 Guidance

The Company ended 2008 with cash, cash equivalents and investments in marketable securities totaling $84.0 million.  Net cash used in operating activities during 2008 was approximately $42.9 million, below the Company’s prior guidance of $45 to $49 million dollars.

For fiscal year 2009, the Company anticipates that net cash use in operating activities will approximate $50 to $54 million dollars.  Though not inclusive of all costs associated with the potential future launch of pralatrexate, this guidance includes the phase-in of certain key investments related to commercial planning and pre-commercial scale-up of manufacturing for pralatrexate, as well as $6.8 million of potential milestone payments under the Company’s license agreement for pralatrexate payable upon FDA acceptance and approval of the Company’s NDA.

The Company retains exclusive worldwide commercial rights to pralatrexate for all indications.  If approved for marketing, the Company intends to commercialize pralatrexate by building an oncology-focused U.S. sales and marketing organization.

2009 Corporate Milestones

During 2009, the Company intends to:

•                  Submit an NDA to the FDA for pralatrexate for the treatment of patients with relapsed or refractory PTCL in the first half of 2009;

•                  Present final results from PROPEL at an upcoming scientific meeting;

•                  Prepare for the potential commercialization of pralatrexate in PTCL;

•                  Continue to advance patient enrollment in ongoing clinical trials evaluating pralatrexate in hematologic malignancies and solid tumor indications; and

•                  Complete patient accrual in the Company’s Phase 2b clinical trial comparing pralatrexate and erlotinib in patients with advanced NSCLC expected in the third quarter 2009.

Conference Call Information

The Company will host a conference call to review its 2008 results on Tuesday, March 3, 2009 at 4:15 p.m. ET.  Participants can access the call at 800.762.8795 (U.S. and Canada) or +480.248.5085 (international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 3992548#. The webcast will be recorded and available for replay on the Company’s website until March 13, 2009.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer.  In February 2009, the Company announced the final results from PROPEL, the Company’s pivotal Phase 2 (PROPEL) trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The PROPEL trial was conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process.  Based on the results of the

PROPEL trial, the Company intends to submit a New Drug Application to the U.S. Food and Drug Administration for pralatrexate for the treatment of relapsed or refractory PTCL in the first half of 2009.  The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types.  The Company currently retains exclusive worldwide rights to pralatrexate for all indications.  For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s intent and projected timeline to submit a New Drug Application for pralatrexate as a treatment for patients with relapsed or refractory PTCL; the Company’s intent to present final results from the PROPEL trial at an upcoming scientific meeting; the Company’s projected timeline for completing enrollment in the Company’s Phase 2b trial comparing pralatrexate and erlotinib in patients with advanced non-small cell lung cancer; the Company’s projected net cash use in operating activities for fiscal year 2009; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the Company’s New Drug Application may not be accepted for priority review or at all by the FDA; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Operating expenses:
Research and development	$6,109	$5,399	$23,848	$17,444
Clinical manufacturing	1,948	1,509	6,747	5,548
Marketing, general and administrative	7,267	5,169	23,044	19,672
Total operating expenses	15,324	12,077	53,639	42,664
Loss from operations	(15,324)	(12,077)	(53,639)	(42,664)
Interest and other income, net	585	768	1,909	3,294
Net loss	$(14,739)	$(11,309)	$(51,730)	$(39,370)
Net loss per share: basic and diluted	$(0.18)	$(0.17)	$(0.69)	$(0.60)
Weighted average shares: basic and diluted	80,894,796	66,855,484	75,399,774	65,188,913

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2008	2007
ASSETS

Cash, cash equivalents and investments in marketable securities	$83,966	$57,756
Other assets	4,067	3,083
Property and equipment, net	1,307	621
Total assets	$89,340	$61,460
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,875	$8,881
Stockholders’ equity	79,465	52,579
Total liabilities and stockholders’ equity	$89,340	$61,460